Exhibit 99.1

February 4, 2021	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Provides Fourth Quarter and Full-Year 2020 Operational Update, Reports Six Percent Growth in Proved Reserves to 13.7 Tcfe, Announces 2021 Guidance

HOUSTON, February 4, 2021 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) ("Cabot" or the "Company") today provided an operational update for the fourth quarter and full-year 2020, reported its year-end 2020 estimated proved reserves, and announced 2021 guidance.

“Cabot Oil & Gas delivered another strong year operationally and financially in 2020, including its fifth consecutive year of positive free cash flow generation, despite the challenges presented by the COVID-19 pandemic and a depressed natural gas price environment, which resulted in the lowest natural gas price realizations in the Company’s 31-year history as a public company,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “We remain positive on our outlook for significant free cash flow expansion this year, which is underpinned by improving fundamentals for natural gas supply and demand and lower capital spending year-over-year, allowing for an increase in our return of capital to shareholders and continued debt reduction in 2021.”

Fourth Quarter and Full-Year 2020 Operational Update

Cabot expects its production for the fourth quarter of 2020 to be approximately 2,375 million cubic feet equivalent (Mmcfe) per day, exceeding the high-end of the Company’s fourth quarter guidance range of 2,300 to 2,350 Mmcfe per day. Based on the expected production volumes for the fourth quarter, the Company expects its production for the full-year 2020 to be approximately 2,344 Mmcfe per day, exceeding the Company’s full-year guidance range of 2,325 to 2,340 Mmcfe per day.

Natural gas price realizations, including the impact of hedges, are expected to be $1.90 per thousand cubic feet (Mcf) in the fourth quarter of 2020. Excluding the impact of hedges, natural gas price realizations for the fourth quarter are expected to be $1.89 per Mcf. For the full-year 2020, natural gas price realizations, including the impact of hedges, are expected to be $1.68 per Mcf. Excluding the impact of hedges, natural gas price realizations for the full-year are expected to be $1.64 per Mcf.

Cabot expects to have incurred approximately $106 million in capital expenditures associated with activity during the fourth quarter of 2020. Based on this anticipated level of spending during the quarter, the Company expects to have incurred approximately $570 million in capital expenditures associated with activity during the full-year of 2020, compared to the Company’s 2020 capital program guidance of $575 million.

Year-End 2020 Estimated Proved Reserves

Cabot reported estimated year-end 2020 proved reserves of 13.7 trillion cubic feet equivalent (Tcfe), an increase of six percent over year-end 2019. The table below reconciles the components driving the 2020 reserve increase:

Estimated Proved Reserves Reconciliation (in billion cubic feet equivalent, Bcfe)
Balance at December 31, 2019	12,903
Extensions, discoveries and other additions	1,974
Revisions of prior estimates	(347)
Production	(858)
Balance at December 31, 2020	13,672

As of December 31, 2020, 100 percent of Cabot’s year-end estimated proved reserves were natural gas and were located in the Marcellus Shale. Approximately 63 percent of the estimated year-end proved reserves were classified as proved developed and 37 percent were classified as proved undeveloped (PUD), including two percent of drilled and uncompleted PUDs.

Drill-bit finding and development (F&D) costs (non-GAAP) are expected to be $0.28 per thousand cubic feet equivalent (Mcfe), while all-sources F&D costs (non-GAAP) are expected to be $0.35 per Mcfe. “Our 2020 program delivered record-low drill-bit F&D costs, resulting in a year-over-year improvement in our all-sources F&D costs, despite a modest downward revision in our proved reserves due primarily to a downward performance revision related to certain proved developed producing properties and, to a lesser extent, PUD reserve reclassifications resulting from changes to the five-year development plan and pricing revisions,” said Dinges.

2021 Guidance

Cabot today announced its guidance for 2021. The Company’s operating plan for the year is expected to deliver an average net production rate of 2,350 Mmcfe per day from a capital program of $530 to $540 million, representing a six percent reduction in capital spending year-over-year at the midpoint of the range. Cabot has also provided its first quarter 2021 production guidance range of 2,250 to 2,300 Mmcfe per day. The sequential decline relative to the fourth quarter of 2020 is a result of the decrease in operating activity levels and capital spending during the second half of 2020. "Our plan for 2021 highlights our commitment to disciplined capital allocation and free cash flow generation with a focus on maintaining our production flat year-over-year despite the expectation for a higher natural gas price environment this year,” commented Dinges. “Our maintenance capital program in 2021 is expected to provide Cabot with significant opportunities to return additional capital to shareholders as we continue to target a minimum return of capital of at least 50 percent of free cash flow annually, which the Company has far exceeded each of the last five years, in addition to retiring our 2021 debt maturities.”

For further guidance on Cabot's natural gas pricing exposure by index, weighted-average natural gas price differential, and unit costs, please see the 2021 Guidance presentation in the Investor Relations section of the Company's website.

Fourth Quarter and Full-Year 2020 Conference Call

A conference call is scheduled for Friday, February 19, 2021, at 9:30 a.m. Eastern Time to discuss fourth quarter and full-year 2020 financial and operating results. The Company plans to issue its financial and operating results on Thursday, February 18, 2021 after the market closes. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.
Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continuing effects of the COVID-19 pandemic and the impact thereof on the Company’s business, financial condition and results of operations, the availability of cash on hand and other sources of liquidity to fund our capital expenditures, the repayment of our debt maturities and our dividends, actions by, or disputes among or between, the Organization of Petroleum Exporting Countries and other producer countries, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and results of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Finding and Development Costs

Drill-Bit Finding and Development Cost is defined as costs incurred in exploration and development activities as defined by GAAP divided by reserve extensions, discoveries and other additions. All-Sources Finding and Development Cost is defined as costs incurred in property acquisition, exploration and development activities, as defined by GAAP, divided by the total of reserve extensions, discoveries and other additions and revision of prior estimates. Drill-Bit Finding and Development Cost and All-Sources Finding and Development Cost are presented based on our belief that these non-GAAP measures are useful information to investors to evaluate how much it costs to add proved reserves. These calculations do not include the future development costs required for the development of proved undeveloped reserves and may not be comparable to similarly titled measurements used by other companies.

	Year Ended December 31,
	2020	2019
Costs incurred in oil and gas property acquisition, exploration and development activities (In thousands)
Exploration costs	$15,419	$20,270
Development costs	546,646	761,326
Exploration and development costs (A)	562,065	781,596
Property acquisition costs, unproved	5,821	6,072
Total costs incurred (B)	567,886	787,668

Extensions, discoveries and other additions (Bcfe) (C)	1,974	2,116
Revision of prior estimates (Bcfe) (D)	(347)	47

Drill-bit finding and development costs ($ per Mcfe) (A) / (C)	$0.28	$0.37
All-sources finding and development costs ($ per Mcfe) (B) / (C + D)	$0.35	$0.36

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